Exhibit 99.1

Press Release

I-many Reports Second Quarter 2008 Financial Results

EDISON, N.J., July 30, 2008—I-many, Inc. (NASDAQ: IMNY), a leading provider of contract management software and services for the enterprise, reported financial results for the second quarter ended June 30, 2008.

Q2 2008 Highlights

•	Net revenues: $10.2 million, up 38% vs. Q1 2008 and up 1% vs. Q2 2007

•	Recurring revenue: $5.3 million, up 8% vs. Q1 2008 and up 12% vs. Q2 2007

•	Acquired Edge Dynamics, a leading provider of channel management solutions

Financial Results for Q2 2008

Net revenues in the second quarter 2008 totaled $10.2 million, an increase of 38% from $7.4 million reported in the previous quarter and an increase of 1% from $10.0 million reported in the same period a year ago.

Total expenses in the quarter were $13.7 million, an increase of 8% from $12.6 million in the previous quarter and an increase of 2% from $13.4 million in the same quarter a year ago. Expenses for the quarter included $800,000 for the write off of in-process R&D related to the Edge Dynamics acquisition. Without this charge, total expenses would have decreased versus the same year-ago period.

Research and development expense totaled $4.0 million in the second quarter, which increased 9% from $3.7 million in the previous quarter and was 3% lower than the $4.1 million expensed in the second quarter of 2007. The sequential quarter increase in R&D expense was due to the addition of the software development team from the acquisition of Edge Dynamics.

Loss per share totaled ($0.07), as compared to ($0.10) for the previous quarter and ($0.06) for the second quarter of 2007.

Quarter-end cash, restricted cash and short-term investments totaled $15.8 million, as compared to $20.6 million at the end of the previous quarter and $29.0 million at the end of 2007. Cash of approximately $4.0 million was used during the second quarter for the acquisition of Edge Dynamics, which included payment of a portion of accrued expenses assumed in the acquisition.

Results by Revenue Category

Recurring revenue generated from software subscriptions, maintenance, support and hosting totaled $5.3 million in the quarter, an increase of 8% from $4.9 million in the prior quarter and an increase of 12% from $4.8 million reported in the same quarter a year ago.

Services revenue from professional services totaled $2.6 million, an increase of 17% from $2.2 million in the prior quarter and a decrease of 17% from $3.2 million reported in the same period a year ago.

License revenue, representing onetime perpetual license fees from product sales, totaled $2.2 million, an increase of 978% from $205,000 in the prior quarter and an increase of 6% from $2.1 million reported in the same period a year ago.

Non-GAAP Financial Results

Management believes certain non-GAAP financial results may present a useful picture of the company’s progress since the change in its licensing mix to include software subscriptions. (See “Use of Non-GAAP Financial Information,” below.)

This includes the gross value of license contracts signed which the company calls “bookings,” which totaled $1.9 million in the second quarter of 2008. This represents an increase of 257% from $519,000 signed in the prior quarter and a decrease of 64% from $5.2 million signed in the second quarter of 2007.

Unamortized software subscriptions expected to be recognized over the next five years totaled $13.5 million. This represented a decrease of 10% from $15.1 million at the end of the prior quarter and a decrease of 26% from $18.2 million at the end of the second quarter 2007. The decrease was due to the recognition of subscription revenue that exceeded the amount of new subscriptions signed in the quarter. (The company defines “unamortized software subscriptions” as the remaining portion of non-cancellable subscription contracts that have been signed but not yet recognized into revenue.)

The combined amount of deferred revenue and unamortized software subscriptions totaled $29.7 million at the end of the second quarter, up slightly from $29.6 million at the end of the prior quarter and a decrease of 10% from $33.0 million at the end of the second quarter 2007. The year-over-year decrease is attributed to a reduction in unamortized software subscriptions, which is a result of the recognition of subscription revenue exceeding the amount of new subscription bookings signed in recent quarters.

The amount of recurring revenue generated from subscription contracts signed in prior periods and recorded in the second quarter of 2008 totaled $1.5 million, an increase of 1% from $1.4 million recorded in the previous quarter and an increase of 34% from $1.1 million recorded in the second quarter of 2007.

Other Q2 2008 Operational Highlights

•

Five new license transactions (exceeding $50,000 in gross value) were signed during the quarter, which compares to four in the previous quarter and eight in the same period a year ago. These transactions averaged approximately $224,000 in net software license value, as compared to $89,000 in the previous quarter and $449,000 in the same period a year ago. (“Net software license value” represents the perpetual license fee or the net present value of non-cancelable subscription payments, exclusive of the value of maintenance and support.) All of these new transactions were in the company’s Life Sciences market segment and none in Industry Solutions. Two of the five new transactions were subscription based, which combined totaled $636,000 in gross value.

•

I-many acquired privately-held Edge Dynamics, Inc., a leading provider of channel demand management solutions for the life sciences industry. Edge is expected to add about $5 million in revenue over the next 12 months, with the potential to grow to a $20 million business in four years.

•

One of the world’s top research-focused healthcare companies in the fields of pharmaceuticals and diagnostics and a member of the Fortune Global 200 extended its subscription agreement for the use of I-many CARS® NG, I-many Medicaid Rebates™, and I-many Government Pricing™. The subscription was extended an additional three years and the gross value of the extended subscription term was in the mid-six figures.

•

A leading global biotech company added I-many Contract Manager™ to support management of its managed care and government contracts. This builds on a 15 year relationship with I-many by incorporating Contract Manager into the customer’s existing contract management installation.

•

Delivered on key development items for Pfizer, which in Q4 2007 entered into an agreement to fund accelerated product development, enabling I-many to add valuable new contract management functionalities to I-many CARS NG in a faster timeframe. This resulted in additional license revenue that was recognized during the quarter.

“This quarter was highlighted by some significant achievements,” said John A. Rade, chairman, president and CEO of I-many. “This includes winning another major biotech company over to I-many Contract Manager and the successful acquisition of Edge Dynamics. With only a 25% to 35% penetration of demand management solutions into the top 100 pharma, we see opportunity to leverage our dominance in Life Sciences with our new product offerings from Edge. A major I-many customer event in June revealed strong interest in these new demand management solutions. Our Q2 efforts resulted in a healthy bounce-back in net revenues over Q1, and with the acquisition of Edge our key metric of recurring revenue continued to build.”

“For the remainder of 2008, we maintain our outlook for more perpetual license deals than subscriptions,” continued Rade. “This will be primarily driven by deals with some of the world’s largest corporations, which presently prefer perpetual licenses and have more complex buying processes than smaller companies. This factor, as well as the general negative economic climate and Life Science industry consolidations, continues to affect our sales cycles as it did in Q1. While we have re-tuned our sales efforts in light of these realities, we have adjusted our guidance for the remainder of 2008 accordingly. Despite these lower targets for 2008, our strong new product offerings and substantial deal pipeline makes us confident in our prospects for growth.”

Fiscal 2008 Guidance Update

The company has revised its guidance for second half of fiscal 2008 as follows:

•

Net Revenue for the six months ending December 31, 2008: $19.0 million to $21.0 million, with $10.5 million to $11.0 million expected to come from recurring revenue (subscription, maintenance and support, and hosting). Net revenues for the year: $10.5 million to $38.5 million, with $20.7 million to $21.2 million expected to come from recurring revenue.

•

Gross value of new license transactions for the final six months: $6.0 million to $8.0 million. For the year: $8.5 million to $10.5 million. The company expects to sign the majority of those transactions as perpetual licenses.

•	Cash and restricted cash at year-end: $13.0 million to $15.0 million.

•	GAAP loss: ($0.06) to ($0.08) per share for the last six months of the year and ($0.24) to ($0.26) per share for the year.

•	Non-cash GAAP charges: approximately $0.04 per share for the final six months of 2008 and $0.11 for the year.

•	R&D expense trending down towards standard industry levels and expected to total less than $3.0 million in the final quarter of 2008.

•	During the second quarter of 2008, management adjusted the Company’s overall operating expense level to be better aligned with revenue expected through the balance of the year.

Second Quarter 2008 Conference Call

I-many will hold a conference call to discuss the second quarter today at 4:30 p.m. Eastern Time. I-many Chairman, President and CEO John A. Rade and CFO Kevin M. Harris will host the presentation, followed by a question and answer period.

Time: 4:30 pm Eastern Time (1:30 pm Pacific Time)

Dial-In Number: 1-800-894-5910

International: 1-785-424-1052

Conference ID#: 7IMANY

The call will also be webcasted via I-many’s investor section at www.imany.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact the Liolios Group at 949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until August 30, 2008:

Toll-free replay number: 1-800-695-0395

International replay number: 1-402-220-1388

Use of Non-GAAP Financial Information

The company supplements its GAAP financial statements in this release and in its annual report on Form 10-K with a reconciliation of the non-GAAP gross value of license transactions to its reported GAAP license revenues. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. Management has included a table that shows the results for the second quarter 2008 compared to the comparable periods in 2007 for new license transactions including subscription contracts, the recognition into reportable revenue of deferred non-subscription license transactions, and the reconciliation of those numbers to total license revenue according to GAAP. Management believes its inclusion can enhance an overall understanding of the company’s past operational performance and also its prospects for the future. This reconciliation of license revenues is made with the intent of providing both management and investors a more complete understanding of the revenue performance of the company, as opposed to GAAP revenue results, which do not include the impact of newly-executed subscription agreements and other deferred revenue arrangements that are material to the ongoing performance of the company’s business. This information quantifies the various components comprising current license revenue, which in each quarter consists of revenues from licenses sold in current periods plus revenues deferred from prior periods, less revenue deferred from licenses sold in current periods. Management uses this information as a basis for planning and forecasting core business activity in future periods and believes it is useful in understanding our results of operations. The presentation of this additional revenue information is not meant to be considered in isolation or as a substitute for revenues reported in accordance with generally accepted accounting principles in the United States.

About I-many

I-many (NASDAQ:IMNY) is a leading provider of contract management software and services for the enterprise. I-many is enabling businesses worldwide to manage the entire contract life cycle, from pre-contract processes and contract management to active compliance, contract optimization, demand channel visibility and control. The result is an end-to-end solution that provides greater levels of insight into contract performance, allowing companies to improve profitability and achieve a measurable return on investment. For more information, please visit www.imany.com.

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include the risk that current economic conditions and consolidation in the pharmaceutical industry could weaken demand for our products; the risk of unforeseen technical or practical impediments to planned software development, which could affect the company’s product release timetable; the risk that the ratio of subscription license sales to perpetual license sales could be higher than anticipated, possibly leading to lower revenue in current periods and less cash than predicted in the near term; the risk of lower demand for the company’s new products than management anticipates; the risk that these preliminary results will be modified during our auditor’s complete review of the Company’s second quarter financial statements; the inherent risks of large software implementation projects, which can cause customer disagreements that could affect I-many’s ability to collect both services and license revenue, whether recognized or deferred; the possibility that customers could cancel maintenance and support services at the time of annual renewal, which could decrease I-many’s base of recurring revenue; the possibility that extraordinary events outside the company’s control could extend the length of the sales cycle for the company’s products or make the market for the company’s products more unpredictable; the risk that the company will not be successful in opening new markets for its products; and other risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.

I-MANY, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net Revenues:
Recurring	$5,316	$4,756	$10,232	$9,181
Services	2,626	3,164	4,868	6,152
License	2,212	2,095	2,417	3,035

Total net revenues	10,154	10,015	17,517	18,368
Operating expenses:
Cost of recurring revenue (1)	1,679	1,723	3,245	3,374
Cost of services revenue (1)	2,790	2,964	5,171	5,920
Cost of third-party technology	41	78	50	154
Amortization of acquired intangible assets	91	47	147	93
Sales and marketing (1)	2,605	2,562	5,003	4,877
Research and development (1)	3,969	4,088	7,625	8,392
General and administrative (1)	1,374	1,677	2,906	3,129
Depreciation	308	217	537	405
In-process research and development	800	—	1,560	—
Restructuring and other charges	12	19	25	81

Total operating expenses	13,669	13,375	26,269	26,425

Loss from operations	(3,515)	(3,360)	(8,752)	(8,057)
Interest expense	(400)	(24)	(794)	(36)
Other income, net	111	170	300	357

Net loss	$(3,804)	$(3,214)	$(9,246)	$(7,736)

Basic and diluted net loss per common share	$(0.07)	$(0.06)	$(0.18)	$(0.15)

Weighted average shares outstanding	52,411	51,644	52,369	51,555

(1) Stock-based compensation amounts included above:

Cost of recurring revenue	$39	$55	$61	$100
Cost of services revenue	129	100	256	195
Sales and marketing	72	50	172	121
Research and development	110	143	202	247
General and administrative	187	260	367	498

I-MANY, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$15,348	$28,588
Restricted cash	160	80
Accounts receivable	5,852	6,606
Other current assets	808	526

Total current assets	22,168	35,800

Property and equipment, net	2,271	1,494
Restricted cash	272	351
Deferred charges and other assets	1,315	1,309
Acquired intangible assets, net	2,500	46
Goodwill	9,648	8,667

Total assets	$38,174	$47,667

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$7,374	$9,438
Current portion of deferred revenue	14,556	13,654
Current portion of capital lease obligations	478	276

Total current liabilities	22,408	23,368

Convertible notes payable	17,000	17,000
Deferred revenue, net of current portion	1,172	1,664
Other long-term liabilities	987	1,012

Stockholders’ equity (deficit)	(3,393)	4,623

Total liabilities and stockholders’ equity	$38,174	$47,667

Reconciliation of Gross Value of License Bookings to Reportable Product Revenue

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(AMOUNTS IN THOUSANDS)
Gross value of license contracts sold:
Health and Life Sciences	$1,833	$5,200	$2,132	$8,496
Industry Solutions	20	4	240	310

	1,853	5,204	2,372	8,806
Add license revenue recorded in current quarter from contracts sold in prior periods:
Health and Life Sciences	1,797	850	1,797	850
Industry Solutions	0	110	0	110

	1,797	960	1,797	960
Less value of license contracts sold in current quarter and deferred to future
Health and Life Sciences	1,438	4,069	1,628	6,505
Industry Solutions	0	0	124	226

	1,438	4,069	1,752	6,731
License revenue recorded:
Health and Life Sciences	2,192	1,981	2,301	2,841
Industry Solutions	20	114	116	194

	$2,212	$2,095	$2,417	$3,035

Company Contacts

I-many, Inc.

Kevin Harris, CFO

732-452-1515

kharris@Imany.com

or

Investor Relations:

Liolios Group, Inc. 949-574-3860

Ron Both, ron@liolios.com

Geoffrey Plank, geoffrey@liolios.com